Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
[FOR IMMEDIATE RELEASE]
DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Completion of Consent Solicitation

ALICE, TEXAS – February 9, 2009 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that it has successfully completed its previously announced consent solicitation from the holders of $205,000,000 in aggregate principal amount of 11% Senior Secured Notes due 2015 (the “Notes”) issued by two of its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc., to approve proposed amendments to the indenture governing the Notes.

The Company received consents from holders representing a majority in aggregate principal amount of the Notes. Accordingly, the Company and Wells Fargo Bank, National Association, as the trustee under the indenture have executed the Third Supplemental Indenture, along with the guarantors named therein. The amendments will be binding on all holders, including non-consenting holders.

Jefferies and Company, Inc. acted as Solicitation Agent and Wells Fargo Bank, National Association acted as Tabulation Agent in connection with the consent solicitation.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Mexico.